newsrelease
CTS CORPORATION  Elkhart, Indiana 46514      574-523-3800

July 22, 2013
FOR RELEASE:  Immediately

CTS ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

Maintains 2013 Full-Year Earnings Guidance
Simplification Plan Initiated To Improve Profitability

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced second quarter 2013 revenues of $151.6 million, an increase of 1% from the prior quarter and a decrease of 2% from the same period last year driven by softness in EMS markets. Second quarter net loss was $11.3 million, or $0.34 per share, compared to net earnings of $3.3 million, or $0.10 per diluted share, in the same period last year.  Included in the second quarter 2013 results was a non-cash tax expense of $0.32 per share related to the cash repatriation of $30 million and restructuring and other costs of $0.22 per share. Excluding these items, second quarter 2013 adjusted earnings were $0.20 per share compared to adjusted earnings of $0.14 per share in the first quarter 2013 and $0.18 per share in the same period last year.

Second quarter 2013 Components and Sensors segment sales grew $7.3 million, or 7%, from the first quarter 2013. Within this segment, electronic components sales increased $4.8 million, or 15%, and automotive product sales increased $2.5 million, or 4%, from the prior quarter. Sales in EMS decreased $5.3 million, or 10%, primarily on lower demand in defense and aerospace and communications markets.

Second quarter 2013 Components and Sensors segment sales grew $28.6 million, or 37%, from the second quarter 2012. Automotive sales increased $20.4 million, or 43%, year-over-year, primarily due to sales of $13.2 million from the D&R Technology acquisition. Sales of electronic components increased $8.2 million, or 28%. EMS segment sales decreased $31.3 million in the second quarter of 2013 from the same period last year primarily from our decision to exit certain customers last year and declines in defense and aerospace and communications markets.

CTS announced a $16 to $20 million restructuring plan on June 11, with expected annual savings of approximately $8 to $10 million once fully implemented in 2014. The plan is designed to further improve the Company’s cost structure and capacity utilization.  In the second quarter 2013, CTS recognized $8.1 million, or $0.17 per share, of restructuring and related charges associated with these actions. Anticipated 2013 pretax savings from these second quarter actions are estimated at approximately $1.5 to $2.0 million.

CTS’ new order pipeline remains strong with business wins of $116 million in the second quarter, including a $40 million award to supply chassis ride height sensors for several Asian and North American vehicle programs of a major U.S. automotive manufacturer.

Second quarter cash flow from operations improved to $13.7 million compared to a $3.5 million cash usage in the first quarter.

Commenting on second quarter results, Kieran O’Sullivan, CTS CEO, stated, “We improved earnings and have taken steps to simplify our manufacturing footprint while improving operating margins.  We are focused on the challenges in our EMS business where we have taken actions to strengthen our sales growth.  The management team is progressing with the strategic analysis as we clarify the Company’s future identity and vision to maximize shareholder return.”

Management is lowering its full-year 2013 sales guidance to a 6% to 8% increase over 2012; compared to our prior range of the low end of 12% to 15%, primarily due to softness at EMS.  However we are maintaining 2013 adjusted earnings per share in the range of $0.78 to $0.83 per share, which excludes tax expense on cash repatriation, restructuring and related costs and CEO transition costs.

SEGMENT INFORMATION
($ in thousands)

	Components and
	Sensors	EMS	Total
Second Quarter of 2013
Net sales to external customers	$105,381	$46,180	$151,561
Segment operating earnings/(loss) before corporate
and shared services charges	$17,098	$(102)	$16,996
Corporate and shared services charges	(5,731)	(1,444)	(7,175)
Segment operating earnings/(loss)	$11,367	$(1,546)	$9,821
Expenses not allocated to business segments:
- Restructuring and related charges			(8,095)
Total operating earnings			$1,726
First Quarter of 2013
Net sales to external customers	$98,062	$51,450	$149,512
Segment operating earnings before corporate and shared services charges	$10,382	$1,063	$11,445
Corporate and share services charges	(5,979)	(1,682)	(7,661)
Segment operating earnings/(loss)	$4,403	$(619)	$3,784
Expenses not allocated to business segments:
- Restructuring and related charges			(822)
Total operating earnings			$2,962
Second Quarter of 2012
Net sales to external customers	$76,823	$77,471	$154,294
Segment operating earnings before corporate and shared services charges	$8,398	$6,086	$14,484
Corporate and shared services charges	(3,034)	(1,906)	(4,940)
Segment operating earnings	$5,364	$4,180	9,544
Expenses not allocated to business segments:
- Restructuring and related charges			(3,831)
Segment operating earnings			$5,713

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, July 23, 2013 at 11:00 a.m. EDT.  Those interested in participating may dial 800-230-1092 (612-234-9960, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Tuesday, July 23, 2013 through 11:59 p.m. EDT on Tuesday, July 30, 2013. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 297678.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor
This document contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Forward-looking statements are based on management’s expectations, certain assumptions and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; the results of actions to reposition our businesses; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural disasters or other events; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Many of these, and other, risks and uncertainties are discussed in further detail in Item 1.A of the Annual Report on Form 10-K. We undertake no obligation to publicly update our forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:        Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) / EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012

Net sales	$151,561	$154,294	$301,073	$301,263

Costs and expenses:
Cost of goods sold	116,072	128,356	234,404	253,276
Insurance recovery for business interruption	-	(7,423)	-	(11,050)
Selling, general and administrative expenses	20,749	19,378	42,156	38,782
Research and development expenses	5,771	5,131	12,023	11,240
Insurance recovery for property damage	-	-	-	(1,769)
Restructuring charge	7,243	3,139	7,802	3,139

Operating earnings	1,726	5,713	4,688	7,645

Other expense:
Interest expense, net	(633)	(159)	(1,135)	(369)
Other expense	(310)	(1,041)	(12)	(466)
Total other expense	(943)	(1,200)	(1,147)	(835)

Earnings before income taxes	783	4,513	3,541	6,810

Income tax expense	12,118	1,212	11,308	1,226

Net earnings	$(11,335)	$3,301	$(7,767)	$5,584

Net (loss) / earnings per share:
Basic	$(0.34)	$0.10	$(0.23)	$0.16

Diluted	$(0.34)	$0.10	$(0.23)	$0.16

Cash dividends declared per share	$0.035	$0.035	$0.07	$0.07

Average common shares outstanding:
Basic	33,589	34,022	33,556	34,064

Diluted	33,589	34,574	33,556	34,647

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

(Loss) / Earnings per Share

The following table reconciles GAAP diluted earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012

GAAP (loss) / diluted earnings per share	$(0.34)	$0.10	$(0.23)	$0.16

Tax affected charges to reported diluted earnings / (loss) per share:
Restructuring and related charges	0.17	0.08	0.18	0.08
CEO transition costs	0.02	-	0.03	-
Tax impact of cash repatriation	0.32	-	0.32	-
Tax asset write-off related to restructuring	0.03	-	0.03	-
Adjusted earnings per share	$0.20	$0.18	$0.33	$0.24

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended		Six Months Ended
$ In thousands	June 30,	July 1,	June 30,	July 1,
Expense	2013	2012	2013	2012
Depreciation and Amortization	$5,470	$4,856	$11,356	$9,646
Equity Based Compensation	$1,163	$957	$2,481	$2,171

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings/(loss) per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings/(loss) per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings/(loss) per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings/(Loss)
Segment operating earnings/(loss) is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings/(loss).  Segment operating earnings/(loss) exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings/(loss) exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings/(loss) measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$86,044	$109,571
Accounts receivable, net	93,908	89,342
Inventories	85,160	81,752
Other current assets	28,955	28,633
Total current assets	294,067	309,298

Property, plant & equipment, net	91,068	93,725
Other assets	143,538	158,156

Total Assets	$528,673	$561,179

Notes payable and current portion
of long-term debt	$-	$-
Accounts payable	70,694	67,973
Accrued liabilities	46,786	47,056
Total current liabilities	117,480	115,029

Long-term debt	129,500	153,500
Other obligations	20,066	24,892

Shareholders' equity	261,627	267,758

Total Liabilities and
Shareholders' Equity	$528,673	$561,179